EX. 99.1

Versartis Reports Fourth Quarter and Full Year 2015 Financial Results

Menlo Park, Calif., Feb. 18, 2016 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), today announced financial results for the fourth quarter and full year ended December 31, 2015.

“Over the past year, we have made tremendous progress advancing the development of somavaratan in the US and globally having initiated three late stage clinical trials,” commented Jay Shepard, Chief Executive Officer. “VELOCITY, our Phase 3 trial for pediatric patients, and VITAL, our Phase 2 trial for adult patients are moving forward as planned. In addition, our Phase 2/3 trial in Japan is on track, giving us further confidence in our ability to capture share of one of the world’s largest markets for GHD. Furthermore, somavaratan data continue to be highlighted in peer-reviewed journals and at major medical meetings, and continue to demonstrate that treatment with somavaratan has the potential to be a safe, effective treatment option, and may significantly enhance the standard of care by eliminating the burden of daily injections.”

Mr. Shepard continued, “Looking ahead, we have a lot to be excited about in the coming year. We recently announced strong two-year top-line data from our ongoing somavaratan Extension Study in pediatric GHD patients. The height velocity we observed in Year 2 with all patients on the 3.5mg/kg twice-monthly dose of somavaratan is comparable to data from the NCGS database for patients in their second year of therapy with a daily regimen at the standard US dose. This gives us confidence that raising our dose to 3.5 mg/kg in Year 2 has brought us into the therapeutic range we are hoping to achieve, and makes us optimistic about the use of this dose in our Phase 3 VELOCITY trial. We look forward to completing enrollment in that trial mid-year and working toward data availability in 2017. We also anticipate results from our Phase 2 trial in adult patients in the third quarter of this year, which we believe will support our efforts to bring an effective and convenient option to a patient population that has been largely overlooked.”

Recent Corporate Highlights & Milestones

•

Reported confirmatory top-line two-year data from ongoing Extension Study of somavaratan in GHD children, which demonstrated the drug was well tolerated over two years, and height velocity in the second year was comparable to published US rhGH daily dosing data, which further confirms the dose and schedule being used in Phase 3. The adherence rate to the dosing schedule was extremely high, even through 18 months of at-home dosing.

•

Somavaratan 6-month data were published in The Journal of Clinical Endocrinology and Metabolism, which demonstrated positive safety and efficacy results with similar outcomes across three dosing regimens.

•	Presented 18-month data from the somavaratan Extension Study at the Annual Meeting of the European Society for Paediatric Endocrinology (ESPE) in October 2015.

•

Appointed Michael Burdick as Senior Vice President of Regulatory Affairs. With more than 30 years of experience in regulatory affairs and drug development, Mr. Burdick has worked in multiple therapeutic areas including metabolic and endocrine disorders, and has led dozens of successful regulatory submissions in the US, Europe and other countries.

Anticipated Milestones and Other Key Events

•	Submission of detailed two-year data from somavaratan Extension Study for potential presentation at a future scientific conference.
•	Completion of enrollment in Phase 3 VELOCITY trial by mid-2016, placing the Company on target for top-line data by mid-2017.
•	Transition of J14VR5 Japanese trial of somavaratan in GHD children from Phase 2 to Phase 3 during 2016.
•	Top-line data on VITAL, our Phase 2 trial in Adult Growth Hormone Deficiency, in Q3 2016.

Fourth Quarter and Full Year 2015 Financial Results

For the fourth quarter ended December 31, 2015, Versartis reported a net loss attributable to common stockholders of approximately $20.1 million, or $0.69 per share, basic and diluted, compared to a net loss attributable to common stockholders for the fourth quarter ended December 31, 2014 of $15.7 million, or $0.65 per share, basic and diluted.

Total operating expenses for the quarter ended December 31, 2015 were $20.2 million compared to $15.9 million for the quarter ended December 31, 2014. Research and development (R&D) expenses for the quarter ended December 31, 2015 were $15.6 million, compared to $11.6 million for the quarter ended December 31, 2014. The increase in R&D expenses was primarily due to manufacturing and clinical activities to support the Company's ongoing Phase 2 and Phase 3 clinical trials, including the VITAL Phase 2 trial for adults, the VELOCITY global Phase 3 trial and the Phase 2/3 trial of somavaratan in pediatric patients in Japan. General and administrative (G&A) expenses were $4.6 million for the quarter ended December 31, 2015, compared to $4.3 million for the quarter ended December 31, 2014. The increase in G&A expenses was primarily due to an increase in headcount as the Company continues to expand its infrastructure to support additional public company requirements.

Total operating expenses for the year ended December 31, 2015 were $82.5 million compared to $46.1 million for the year ended December 31, 2014. R&D expenses for the year ended December 31, 2015 were $60.0 million, compared to $32.6 million for the year ended December 31, 2014. The increase in R&D expenses was primarily due to manufacturing and clinical start-up activities related to the Company's ongoing Phase 2 and Phase 3 clinical trials, including the VITAL Phase 2 trial for adults, the VELOCITY global Phase 3 trial and the Phase 2/3 trial of somavaratan in pediatric patients in Japan. G&A expenses were $22.5 million for the year ended December 31, 2015, compared to $13.5 million for the year ended December 31, 2014. The increase in G&A expenses was primarily due to the additional fees related to consulting and professional services, the one-time non-recurring expenses of $2.4 million associated with our CEO transition that occurred in the second quarter of 2015, as well as an increase in headcount.

Total operating expenses for the quarter ended December 31, 2015 include non-cash stock-based compensation expense of $2.2 million compared to $1.6 million of non-cash stock-based compensation expense for the quarter ended December 31, 2014. Total operating expenses for the year ended December 31, 2015 include non-cash stock-based compensation expense of $10.7 million, including a one-time non-recurring charge of $2.0 million associated with our CEO transition, compared to $4.6 million of non-cash stock-based compensation expense for the year ended December 31, 2014.

Cash, cash equivalents, and short-term investments were $182.1 million as of December 31, 2015.

About Versartis, Inc.

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone in late-stage clinical trials for the treatment of growth hormone deficiency (GHD) in children and adults. Somavaratan is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. Versartis' clinical trials can be found at www.versartistrials.com. For more information on Versartis, visit www.versartis.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of somavaratan. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on somavaratan; somavaratan being a new chemical entity; the risk that somavaratan may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that somavaratan may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing somavaratan; if somavaratan is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2014, and in our Quarterly Report on Form 10-Q for the three months ended September 30, 2015, which are on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Versartis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating expenses
Research and development	$15,586	$11,602	$60,025	$32,608
General and administrative	4,622	4,338	22,483	13,505
Total operating expenses	20,208	15,940	82,508	46,113
Loss from operations	(20,208)	(15,940)	(82,508)	(46,113)
Interest income	51	43	218	132
Other income (expense), net	32	244	113	(11,532)
Net loss and comprehensive loss	(20,125)	(15,653)	(82,177)	(57,513)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	(25,559)
Net loss attributable to common stockholders	$(20,125)	$(15,653)	$(82,177)	$(83,072)
Net loss per basic and diluted share attributable to common stockholders	$(0.69)	$(0.65)	$(2.84)	$(4.39)
Weighted-average common shares used to compute basic and diluted net loss per share	29,379	24,215	28,964	18,922

Versartis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2015	2014

Assets:
Cash and cash equivalents	$182,069	$170,566
Other assets	3,258	3,728
Total assets	$185,327	$174,294
Liabilities and stockholders' equity:
Liabilities	$8,827	$6,925
Total stockholders' equity	176,500	167,369
Total liabilities and stockholders’ equity	$185,327	$174,294

Contacts:

Corporate & Investors:

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Corporate Communications:

Christine Labaree

Evergreen Communications

(650) 600-1697

christine@evergreencomms.com

Investors:

Nick Laudico/David Burke

The Ruth Group

(646) 536-7030/7009

nlaudico@theruthgroup.com

dburke@theruthgroup.com

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